UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 16, 2017

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37865	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

875 Prospect Street, Suite 304

La Jolla, CA 92037

(Address of principal executive offices)

(858) 459-4000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Memphis 27 Purchase and Sale Agreement

On February 16, 2017, Reven Housing REIT, Inc. (the “Company”) entered into a Single Family Homes Real Estate Purchase and Sale Agreement (the “Agreement”) with H&J Properties, LLC, a Tennessee limited liability company (the “Seller”), for the Company’s purchase of a portfolio of up to 27 single-family homes located in the Memphis, Tennessee, metropolitan area from the Seller. The Seller is unaffiliated with the Company.

The Agreement provides for a deposit of $21,400 within five business days of the execution of the Agreement, and the total contract purchase price for the 27 properties is $2,140,000, excluding closing costs and subject to certain adjustments. Of the 27 properties, 16 properties are subject to one-year leases with tenants, four properties are subject to month-to-month leases with the tenants and seven properties are currently vacant.

For a period commencing on the effective date of the Agreement and ending on the 30th day following Seller’s delivery of certain specified property information to the Company (the “Due Diligence Period”), the Company may retain a contractor or home inspector mutually acceptable to the Company and the Seller to identify any necessary repairs and the cost to make such repairs. The Seller will be responsible for paying for all repairs identified by such third-party inspector. The Agreement contains customary representations and warranties by the Seller, and the Company will be obligated to purchase the properties only after satisfaction of agreed upon closing conditions. The Company may terminate the Agreement for any or no reason by giving written notice of such termination to the Seller on or before the expiration of the Due Diligence Period.

The Agreement provides that the closing for the purchase of the properties is to occur no later than 30 days following the expiration of the Due Diligence Period. There can be no assurance that the Company will consummate the acquisition.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits

(d) Exhibits

Exhibit No.	Description	Method of Filing

10.1	Single Family Homes Real Estate Purchase and Sale Agreement (Memphis 27) dated February 16, 2017	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: February 21, 2017	/s/ Chad M. Carpenter
Chad M. Carpenter,
Chief Executive Officer

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